Exhibit 10.58

FIRST AMENDMENT TO CREDIT AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT (the “First Amendment”), dated as of November 18, 2009, amends that certain Amended and Restated Credit Agreement dated as of October 31, 2008 (the “Credit Agreement”), by and among KOPPERS INC., a Pennsylvania corporation (the “Borrower”), EACH OF THE GUARANTORS (as defined in the Credit Agreement), EACH OF THE LENDERS (as defined in the Credit Agreement), and PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent (the “Administrative Agent”).

WITNESSETH:

WHEREAS, Borrower has requested, and the Lenders have agreed, subject to the terms and conditions herein, to amend the Credit Agreement to, among other things, permit the Borrower to issue certain senior unsecured notes through a registered public offering or a private placement in an amount up to $300,000,000, the net proceeds of which will be used to pay a dividend to the shareholders of the Borrower in order to consummate a redemption of KI Holdings’ 2004 Senior Notes (as defined in the Credit Agreement), and to pay certain transaction costs and expenses associated with the issuance of such notes and this First Amendment.

NOW, THEREFORE, the parties hereto, in consideration of their mutual covenants and agreements herein contained and intending to be legally bound hereby, covenant and agree as follows:

1. Recitals. The foregoing recitals are true and correct and incorporated herein by reference.

2. Amendments to Credit Agreement.

(a) Section 1.1 [Defined Terms].

(i) Existing Definitions.

(A) The definition of “Applicable Letter of Credit Fee” in Section 1.1 of the Credit Agreement is hereby amended and restated as follows:

“Applicable Letter of Credit Fee shall mean the percentage rate per annum at the indicated level of Senior Secured Leverage Ratio in the pricing grid on Schedule 1.1(A) below the heading “Letter of Credit Fee”. The Applicable Letter of Credit Fee shall be computed in accordance with the parameters set forth on Schedule 1.1(A).”

(B) The definition of “Applicable Margin” in Section 1.1 of the Credit Agreement is hereby amended and restated as follows:

“Applicable Margin shall mean, as applicable:

(A) with respect to the Revolving Credit Loans for which the Base Rate Option applies, the percentage spread to be added to the Base Rate at the indicated level of the Senior Secured Leverage Ratio in the pricing grid on Schedule 1.1 (A) below the heading “Base Rate Spread”, or

(B) with respect to (i) the Revolving Credit Loans to which the Euro-Rate Option applies, the percentage spread to be added to the Euro-Rate at the indicated level of the Senior Secured Leverage Ratio in the pricing grid on Schedule 1.1(A) below the heading “Euro-Rate Spread”.

The Applicable Margin shall be computed in accordance with the parameters set forth on Schedule 1.1(A).”

(C) The definition of “Base Rate” in Section 1.1 of the Credit Agreement is hereby amended and restated as follows:

“Base Rate shall mean, for any day, a fluctuating per annum rate of interest equal to the highest of (i) the interest rate per annum announced from time to time by the Administrative Agent at its Principal Office as its then prime rate, which rate may not be the lowest or most favorable rate then being charged commercial borrowers or others by the Administrative Agent (any change in the such prime rate shall take effect at the opening of business on the day such change is announced), (ii) the Federal Funds Open Rate, plus 0.5%, and (iii) the Daily LIBOR Rate plus 100 basis points (1.0%). Any change in the Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs. For purposes of this definition, “Daily LIBOR Rate” shall mean, for any day, the rate per annum determined by the Administrative Agent by dividing (x) the Published Rate by (y) a number equal to 1.00 minus the Euro-Rate Reserve Percentage on such day, and “Published Rate” shall mean the rate of interest published each Business Day in The Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the rate at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market for a one month period as published in another publication selected by the Administrative Agent).”

(D) The definition of “Consolidated EBITDA” in Section 1.1 of the Credit Agreement is hereby amended and restated as follows:

“Consolidated EBITDA for any period of determination shall mean (i) the sum of (a) net income, (b) depreciation, (c) depletion, (d) amortization, (e) other non-recurring, non-cash charges to net income, (f) losses on the sale of assets outside the ordinary course of business, (g) interest expense, (h) income tax expense, (i) cash dividends received from Affiliates to the extent not included in determining Consolidated Net Income, (j) equity losses of Affiliates (other than Consolidated Subsidiaries) to the extent included in determining Consolidated Net Income for such period, and (k) non-recurring cash and non-cash charges to net income in an aggregate cumulative amount not greater than $10,000,000 related to discontinuation or sale of business operations of the Borrower and its Subsidiaries as such charges are incurred, minus (ii) the sum of non-recurring, non-cash credits to net income, gains on the sale of assets outside the ordinary course of business, and equity earnings of Affiliates (other than Consolidated Subsidiaries) to the extent included in determining Consolidated Net Income for such period, in each case of the Borrower and its Subsidiaries for such period determined and consolidated in accordance with GAAP. For purposes of determining Consolidated EBITDA, items related to Koppers China and Koppers Mauritius shall be excluded, except that cash dividends paid by Koppers China and Koppers Mauritius to a wholly-owned Subsidiary of the Borrower (other than Koppers China, Koppers Mauritius or any of their respective Subsidiaries) shall be included in Consolidated EBITDA, but only to the extent that such dividends paid by Koppers China and Koppers Mauritius exceed the loans, advances and investments made by the Loan Parties in or to Koppers China, Koppers Mauritius and their respective Subsidiaries during the period of measurement. For purposes of this definition, with respect to a business acquired by the Loan Parties pursuant to a Permitted Acquisition, Consolidated EBITDA as reported in the maximum Leverage Ratio and the maximum Senior Secured Leverage Ratio shall be calculated on a pro forma basis, using (i) historical numbers, in accordance with GAAP as if the Permitted Acquisition had been consummated at the beginning of such period or (ii) financial effects that are reasonably identifiable and factually supportable, as projected by the Borrower in good faith, and agreed to by the Administrative Agent, and set forth in a certificate delivered by a Responsible Officer of the Borrower to the Administrative Agent (which certificate shall also set forth in reasonable detail the calculation of such financial effects).

Additionally, for purposes of this definition, with respect to a business or assets disposed of by the Loan Parties pursuant to Section 8.2.7 hereof, Consolidated EBITDA as reported in the maximum Leverage Ratio and the maximum Senior Secured Leverage Ratio shall be calculated as if such disposition had been consummated at the beginning of such period.”

(E) The definition of “Expiration Date” in Section 1.1 of the Credit Agreement is hereby amended and restated as follows:

“Expiration Date shall mean, with respect to the Revolving Credit Commitments, October 31, 2013.”

(F) The definition of “Euro-Rate” in Section 1.1 of the Credit Agreement is hereby amended and restated as follows:

“Euro-Rate shall mean, with respect to the Loans comprising any Borrowing Tranche to which the Euro-Rate Option applies for any Interest Period, the interest rate per annum determined by the Administrative Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (i) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which US dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by the Administrative Agent which has been approved by the British Bankers’ Association as an authorized information vendor for the purpose of displaying rates at which US dollar deposits are offered by leading banks in the London interbank deposit market (an “Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the London interbank offered rate for U.S. Dollars for an amount comparable to such Borrowing Tranche and having a borrowing date and a maturity comparable to such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any Alternate Source, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error)), by (ii) a number equal to 1.00 minus the Euro-Rate Reserve Percentage. The Euro-Rate may also be expressed by the following formula:

London interbank offered rates quoted
Euro-Rate	=	by Bloomberg or appropriate successor as shown on Bloomberg Page BBAM1 1.00 - Euro-Rate Reserve Percentage

The Euro-Rate shall be adjusted with respect to any Loan to which the Euro-Rate Option applies that is outstanding on the effective date of any change in the Euro-Rate Reserve Percentage as of such effective date. The Administrative Agent shall give prompt notice to the Borrower of the Euro-Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.”

(G) The definition of “Fixed Charges” in Section 1.1 of the Credit Agreement is hereby amended and restated as follows:

“Fixed Charges shall mean for any period of determination the sum of interest expense, contractual principal installments on Indebtedness, contractual principal payments on capitalized leases, and dividends and distributions made by the Borrower, in each case of the Borrower and its Subsidiaries for such period determined and consolidated in accordance with GAAP; except that (i) dividends and distributions made by the Borrower to KI Holdings which are used to redeem the 2004 Senior Notes or to repurchase outstanding capital stock of KI Holdings, to the extent permitted under Section 8.2.5, (ii) amounts written off in accordance with GAAP for deferred financing costs related to redemption of the 2003 Senior Notes and (iii) premium payments incurred in connection with the redemption of the 2003 Senior Notes, each shall be excluded from the calculation of Fixed Charges.”

(H) The definition of “Indebtedness for Borrowed Money” in Section 1.1 of the Credit Agreement is hereby amended and restated as follows:

“Indebtedness for Borrowed Money shall mean, as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (i) borrowed money, (ii) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility, (iii) the unreimbursed amount of all drafts drawn under letters of credit issued for the account of such Person and the undrawn stated amount of all letters of credit issued for the account of such Person, or (iv) obligations with respect to capitalized leases. Notwithstanding the foregoing, in the determination of the Leverage Ratio and the Senior Secured Leverage Ratio, Indebtedness for Borrowed Money shall exclude the Letter of Credit issued by PNC Bank, as the Issuing Bank, in support of that certain letter of credit issued by the National Australia Bank (or any successor issuing bank in Australia) on behalf of Koppers Australia.”

(I) The definition of “Permitted Investments” in Section 1.1 of the Credit Agreement is hereby amended and restated as follows:

“Permitted Investments shall mean:

(i) direct obligations of the United States of America, the Commonwealth of Australia, a State of the Commonwealth of Australia, or any agency or instrumentality thereof or obligations backed by the full faith and credit of the United States of America or the Commonwealth of Australia or a State of the Commonwealth of Australia maturing in twelve (12) months or less from the date of acquisition;

(ii) commercial paper with a maturity of 270 days or fewer issued by a corporation (except an Affiliate of the Borrower) organized under the laws of any state of the United States or the District of Columbia or of the Commonwealth of Australia or any state thereof or of England and rated at least A-1, by Standard & Poor’s, at least F1 by Fitch, or at least P-1 by Moody’s on the date of acquisition;

(iii) demand deposits, time deposits, term deposits, or certificates of deposit maturing within one year in commercial banks of the United States or Europe, or banks constituted under the legislation of a State of the Commonwealth of Australia whose obligations are given a short-term rating of A-1, or a long-term senior unsecured rating of A or the equivalent or better by Standard & Poor’s or given a short-term rating of P-1, or a long-term senior unsecured rating of A2 or the equivalent or better by Moody’s, or a short-term rating of F1, or a long-term senior unsecured rating of A or the equivalent or better by Fitch on the date of acquisition;

(iv) notes or bonds with a maturity or mandatory put or call of 365 days or less from the date of investment issued by a corporation (except an Affiliate of the Borrower) organized under the laws of any state of the United States or the District of Columbia or of the Commonwealth of Australia or any state thereof or of England and rated at least AA by Standard & Poor’s, at least AA by Fitch or at least Aa by Moody’s; and

(v) money market mutual funds or cash management trusts rated in the highest rating by Standard & Poor’s, Fitch or Moody’s (and not rated other than the highest rating by Standard & Poor’s, Fitch or Moody’s) or money market mutual funds or cash management trusts investing at least ninety percent (90%) of its assets in investments described in clauses (i) through (iv) of the definition of Cash Equivalents.”

(ii) New Definitions. The following new defined terms are hereby added to Section 1.1 of the Credit Agreement in alphabetical order as follows:

(A) “First Amendment shall mean the First Amendment to this Agreement, dated as of November 18, 2009.”

(B) “Fitch shall mean Fitch IBCA, Duff & Phelps, a division of Fitch, Inc., and its successors.”

(C) “Senior Secured Leverage Ratio shall mean, as of any date of determination, the ratio of (i) an amount equal to (a) Total Debt less (b) total unsecured Indebtedness for Borrowed Money of the Borrower and its Subsidiaries, determined and consolidated in accordance with GAAP (but excluding any unsecured Indebtedness for Borrowed Money of Koppers China, Koppers Mauritius and their respective subsidiaries), including without limitation the Indebtedness evidenced by the 2009 Senior Notes, less (c) cash and Cash Equivalents of the Borrower and its Consolidated Subsidiaries in excess of $5,000,000 on such date, to (ii) Consolidated EBITDA for the four fiscal quarters ending on such date.”

(D) “2009 Senior Note Debt shall mean the Indebtedness of the Borrower under the 2009 Senior Notes.”

(E) “2009 Senior Note Debt Documents shall mean the 2009 Senior Note Indenture and the 2009 Senior Notes substantially in the form as delivered to the Administrative Agent and the Lenders in connection with the First Amendment.”

(F) “2009 Senior Note Indenture shall mean the Indenture, to be dated as of the closing date of the Borrower’s offering of the 2009 Senior Notes, between the Borrower, the Guarantors and Wells Fargo Bank, N.A., as trustee, relating to the 2009 Senior Notes, substantially in the form as delivered to the Administrative Agent and the Lenders in connection with the First Amendment, as the same may be amended, restated, supplemented or otherwise modified in accordance with this Agreement.”

(G) “2009 Senior Notes shall mean the Borrower’s Senior Unsecured Notes Due 2019, to be issued pursuant to the 2009 Senior Note Indenture and whose terms are substantially as described in the Borrower’s subject to completion Offering Circular dated November 12, 2009 (whether sold in a registered public offering or a private placement pursuant to Rule 144A and Regulation S promulgated under the Securities Act of 1933, as the case may be, and any other applicable federal and state “blue sky” Laws), as the same may be amended, restated, supplemented or otherwise modified in accordance with this Agreement.”

(H) “2009 Trustee shall mean Wells Fargo Bank, N.A., and its permitted successors and assigns under the 2009 Senior Note Indenture.”

(b) Section 2.3 [Commitment Fees] of the Credit Agreement is hereby amended and restated as follows:

“2.3. Commitment Fees.

Accruing from the date hereof until the Expiration Date, the Borrower agrees to pay to the Administrative Agent for the account of each Lender, as consideration for such Lender’s Revolving Credit Commitment hereunder, a nonrefundable commitment fee equal to a rate per annum (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) on the average daily difference between the amount of (i) such Lender’s Revolving Credit Commitment as the same may be constituted from time to time (for purposes of this computation, PNC Bank’s Swing Loans shall be deemed to be borrowed amounts under its Revolving Credit Commitment) and the (ii) the sum of such Lender’s Revolving Credit Loans outstanding plus its Ratable Share of Letters of Credit Outstanding. During such time as any of the 2003 Senior Notes remain outstanding, the rate per annum for the commitment fee shall be based upon the average Revolving Facility Usage during the applicable period as follows:

Revolving Facility Usage as a Percentage of Revolving Credit Commitments	Commitment Fee Rate per Annum
Less than 50%	0.500%
Equal to or greater than 50%	0.375%

All such Commitment Fees shall be payable in arrears on the first day of each November, February, May and August after the date hereof and on the Expiration Date or upon acceleration of the Notes.”

(c) Section 4.1.1(i) [Base Rate Option] of the Credit Agreement is hereby amended and restated as follows:

“(i) Base Rate Option: A fluctuating rate per annum (computed on the basis of a year of 360 days and actual days elapsed) equal to the Base Rate plus the Applicable Margin, such interest rate to change automatically from time to time effective as of the effective date of each change in the Base Rate; or”

(d) Section 5.1 [Payments] of the Credit Agreement is hereby amended and restated as follows:

“5.1. Payments.

All payments and prepayments to be made in respect of principal, interest, Commitment Fees, Letter of Credit Fees, or other fees or amounts due from the Borrower hereunder shall be payable prior to 12:00 noon, Pittsburgh time, on the date when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower, and without set-off, counterclaim or other deduction of any nature, and an action therefor shall immediately accrue. Such payments shall be made to the Administrative Agent at the Principal Office for the account of PNC Bank with respect to the Swing Loans and for the ratable accounts of the Lenders with respect to the Revolving Credit Loans, Commitment Fees related thereto, and Letter of Credit Fees in U.S. Dollars and in immediately available funds. The Administrative Agent shall promptly distribute such amounts to the applicable Lenders in immediately available funds, provided that in the event payments are received by 12:00 noon, Pittsburgh time, by the Administrative Agent with respect to the Loans and such payments are not distributed to the Lenders on the same day received by the Administrative Agent, the Agent shall pay the Lenders entitled to such payment the Federal Funds Effective Rate with respect to the amount of such payments for each day held by the Agent and not distributed to the Lenders. The Administrative Agent’s and each Lender’s statement of account, ledger or other relevant record shall, in the absence of manifest error, be conclusive as the statement of the amount of principal of and interest on the Loans and other amounts owing under this Agreement (including the Equivalent Amounts of the applicable currencies where such computations are required) and shall be deemed an “account stated”.”

(e) Section 6.1.26 [Senior Debt Status] of the Credit Agreement is hereby amended and restated as follows:

“6.1.26. Senior Debt Status.

The Obligations of each Loan Party under this Agreement, the Notes, the Guaranty Agreements and each of the other Loan Documents to which it is a party do rank and will rank at least pari passu in priority of payment with all other Indebtedness of such Loan Party except Indebtedness of such Loan Party to the extent secured by Permitted Liens. There is no Lien upon or with respect to any of the properties or income of any Loan Party or Subsidiary of any Loan Party which secures indebtedness or other obligations of any Person except for Permitted Liens. The Obligations of the Borrower hereunder constitute and will constitute “Senior Indebtedness” within the meaning of such term in the 2009 Senior Note Indenture, and all or a portion of the Obligations of the Borrower hereunder constitute or will constitute “First Lien Obligations” within the meaning of such term in the 2009 Senior Note Indenture.”

(f) Section 8.2.1 [Indebtedness] of the Credit Agreement is hereby amended and restated as follows:

“8.2.1. Indebtedness.

Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Indebtedness, except:

(i)	Indebtedness under the Loan Documents;

(ii)	Existing Indebtedness as set forth on Schedule 8.2.1 (including any extensions, renewals or replacements thereof, provided (i) there is no increase in the amount thereof or other significant change in the terms thereof unless otherwise specified on Schedule 8.2.1, and (ii) the terms of such Indebtedness do not restrict the ability of the Subsidiaries of the Borrower to pay dividends or make other distributions on account of the ownership interests of the Borrower’s Subsidiaries;

(iii)	Indebtedness of a Loan Party to another Loan Party which is subordinated in accordance with the provisions of Section 8.1.12 [Subordination of Intercompany Loans];

(iv)	Indebtedness incurred by a Subsidiary of the Borrower or Koppers China or any of its subsidiaries or Koppers Mauritius or any of its subsidiaries which is permitted under Section 8.2.4(vi);

(v)	Indebtedness under any Lender-Provided Treasury Arrangement or other cash management arrangement approved by the Administrative Agent; provided however, the aggregate amount of all such Indebtedness under this Subsection 8.2.1(v) shall not exceed $20,000,000;

(vi)	Any Lender-Provided Interest Rate Hedge or other Interest Rate Hedge approved by the Administrative Agent;

(vii)	Indebtedness secured by Purchase Money Security Interests, Indebtedness evidenced by capitalized leases and other Indebtedness for Borrowed Money, including without limitation, Indebtedness assumed in connection with Permitted Acquisitions; provided however, (i) the aggregate amount of all such Indebtedness under this Subsection 8.2.1(vii) (excluding for the purpose of this computation any Indebtedness described in Schedule 8.2.1) shall not exceed $25,000,000, and (ii) the terms of such Indebtedness shall not restrict the ability of the Subsidiaries of the Borrower to pay dividends or make other distributions on account of the ownership interests of the Borrower’s Subsidiaries;

(viii)	Non-speculative Currency Agreements in the ordinary course of business;

(ix)	The 2009 Senior Note Debt of the Borrower in an aggregate principal amount not to exceed $300,000,000, and Guaranties of the domestic Loan Parties executed in connection with the 2009 Senior Note Debt subject, however, to the requirements of Section 8.2.3 [Guaranties];

(x)	Indebtedness of Koppers Luxembourg or a Subsidiary of Koppers Luxembourg to the Borrower, WWV or other Subsidiaries of the Borrower which is incurred in consideration for the transfer of the ownership interests in Koppers Europe and Koppers Australia pursuant to any Foreign Holding Company Reorganization effected by the Borrower and its Subsidiaries; and

(xi)	Indebtedness of a Subsidiary which is not organized under the laws of the United States of any state thereof and which is not a Guarantor to another Subsidiary which is not organized under the laws of the United States of any state thereof and which is not a Guarantor.”

(g) Section 8.2.2 [Liens] of the Credit Agreement is hereby amended and restated as follows:

“8.2.2. Liens.

Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Lien on any of its property or assets, tangible or intangible, now owned or hereafter acquired, or agree or become liable to do so, except Permitted Liens. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time directly or indirectly enter into or assume any agreement (other than this Agreement, the other Loan Documents and the 2009 Senior Note Indenture), or adopt any charter or other governing document provision, prohibiting the creation or assumption of any Lien upon any of the property or assets of the Loan Parties and their Subsidiaries, other than (i) this Agreement and the other Loan Documents, (ii) the 2009 Senior Note Indenture, and (iii) agreements which relate to purchase money financing and capital leases permitted under Section 8.2.1(vii), provided that the prohibitions on Liens in such agreements relate only to the assets subject to such financing or lease.”

(h) Section 8.2.3 [Guaranties] of the Credit Agreement is hereby amended and restated as follows:

“8.2.3. Guaranties.

Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time, directly or indirectly, become or be liable in respect of any Guaranty, or assume, guarantee, become surety for, endorse or otherwise agree, become or remain directly or contingently liable upon or with respect to any obligation or liability of any other Person, except for (i) Guaranties of Indebtedness of the Loan Parties permitted hereunder, (ii) Guaranties listed on Schedule 8.2.3 hereto, (iii) Guaranties of Indebtedness incurred by Koppers-China and its Affiliates doing business in China, provided that the aggregate principal or stated amount of all such Guaranties under this clause (iii) shall not exceed $40,000,000 at any one time, (iv) Guaranties of other obligations, provided that the aggregate principal or stated amount of all such Guaranties under this clause (iv) shall not exceed $25,000,000 at any one time, and (v) indemnifications by the Borrower or any of its Subsidiaries of the liabilities of its directors or officers pursuant to the provisions contained in such party’s respective organizational documents or bylaws. Notwithstanding the foregoing, no Subsidiary shall execute any Guaranty of any Indebtedness of the 2009 Senior Notes unless, prior to the date of such execution, such Subsidiary has executed and delivered a Guaranty Agreement in favor of the Administrative Agent.”

(i) Section 8.2.5 [Restricted Payments] of the Credit Agreement is hereby amended and restated as follows:

“8.2.5. Restricted Payments.

The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, make any Restricted Payment, provided that the Borrower may make (i) dividends and distributions permitted under Section 4.07 of the 2009 Senior Note Indenture to KI Holdings which are either (x) “Permitted Payments to Parent” as such term is defined in the 2009 Senior Note Indenture as in effect on the date the First Amendment is effective in accordance with its terms, or (y) are used by KI Holdings to pay dividends to its shareholders, in each case if prior to and after giving effect thereto, no Event of Default or Potential Default will have occurred and be continuing or shall exist, (ii) Restricted Payments in the amount of net proceeds from the issuance of the 2009 Senior Notes to KI Holdings which are used to redeem or purchase all of the 2004 Senior Notes, (iii) dividends and distributions to KI Holdings which are used to repurchase not more than $55,000,000 in value (at the time of purchase) of shares of the outstanding capital stock of KI Holdings so long as prior to and after giving effect to any such dividend or distribution: (A) Undrawn Availability is at least $35,000,000, and (B) the Senior Secured Leverage Ratio on a pro forma basis after giving effect to such dividend or distribution is less than 2.0 to 1.0; and (iv) Restricted Payments consisting of retiree redemptions and repurchases of the Borrower’s capital stock in an aggregate amount not to exceed $1,500,000 in any fiscal year, if after giving effect thereto, (A) no Event of Default or Potential Default will have occurred and be continuing and (B) the Undrawn Availability is at least $35,000,000; provided that, to the extent that in any fiscal year (or portion thereof), such Restricted Payments made by the Borrower consisting of retiree redemptions and repurchases of the Borrower’s capital stock (“Actual Redemption Payments”) are less than $1,500,000, then, during the immediately following fiscal year, the Borrower may make Restricted Payments consisting of retiree redemptions and repurchases of the Borrower’s capital stock in an amount not to exceed $1,500,000 plus ($1,500,000 minus Actual Redemption Payments).” In addition to the foregoing limitations on Restricted Payments, the Loan Parties agree that the Borrower shall not redeem or purchase all or any portion of the 2009 Notes without the prior written consent of the Required Lenders.

(j) Subsection (4) of Section 8.2.6 [Liquidations, Mergers, Consolidations, Acquisitions] of the Credit Agreement is hereby amended and restated as follows:

“(4) any Loan Party or any Subsidiary of a Loan Party may acquire, whether by purchase or by merger, (A) all of the ownership interests of another Person or (B) substantially all of assets of another Person or of a business or division of another Person (each, a “Permitted Acquisition”), provided that each of the following requirements is met:

(i) if the Loan Parties are acquiring the ownership interests in such Person, such Person shall execute a Guarantor Joinder and join this Agreement as a Guarantor pursuant to Section 11.18 [Joinder of Guarantors] on or before the date of such Permitted Acquisition;

(ii) the Loan Parties, such Person and its owners, as applicable, if the same are located in the United States, shall grant Liens in the assets of or acquired from and stock or other ownership interests in such Person and otherwise comply with Section 11.18 [Joinder of Guarantors] on or before the date of such Permitted Acquisition;

(iii) the board of directors or other equivalent governing body of such Person shall have approved such Permitted Acquisition and, if the Loan Parties or such Subsidiary shall use any portion of the Loans to fund such Permitted Acquisition, the Loan Parties or such Subsidiary, as the case may be, also shall have delivered to the Lenders written evidence of the approval of the board of directors (or equivalent body) of such Person for such Permitted Acquisition;

(iv) the business acquired, or the business conducted by the Person whose ownership interests are being acquired, as applicable, shall be reasonably related to as one or more line or lines of business conducted by the Loan Parties and shall comply with Section 8.2.10 [Continuation of or Change in Business];

(v) no Potential Default or Event of Default shall exist immediately prior to and after giving effect to such Permitted Acquisition;

(vi) the Borrower shall demonstrate (1) that it shall be in compliance with the covenants contained in Sections 8.2 (other than Section 8.2.15 and Section 8.2.17) hereof after giving effect to such Permitted Acquisition (including in such computation Indebtedness or other liabilities assumed or incurred in connection with such Permitted Acquisition and income earned or expenses incurred by the Person, business or assets to be acquired prior to the date of such Permitted Acquisition), (2) with respect to the covenants set forth in Section 8.2.15 and Section 8.2.17 hereof, that after giving effect to such Permitted Acquisition, on a pro forma basis the Borrower would have been in compliance with the required ratios which would otherwise be in effect as of the date of such Permitted Acquisition minus 0.25, in each case, and (3) that after giving effect to such Permitted Acquisition, the Undrawn Availability is at least $35,000,000, in each case by delivering at least five (5) Business Days prior to such Permitted Acquisition a certificate in the form of Exhibit 8.2.6 (each, an “Acquisition Compliance Certificate”) evidencing compliance with such covenants on a pro forma basis and certifying as to such Undrawn Availability;

(vii) the Loan Parties or such Subsidiary, as applicable, shall deliver to the Administrative Agent (a) at least five (5) Business Days before such Permitted Acquisition drafts of any agreements proposed to be entered into by such Loan Parties and/or such Subsidiary, as applicable, in connection with such Permitted Acquisition, and (b) prior to the date of such Permitted Acquisition, execution copies of such agreements entered into by such Loan Parties and/or such Subsidiary, as applicable, in connection with such Permitted Acquisition, and shall deliver to the Administrative Agent such other information about such Person or its assets as any Loan Party may reasonably require; and

(viii) if such acquisition is to be consummated by a Subsidiary which is not a Loan Party hereunder, and such Person so acquired is not organized under, and governed by, the laws of the United States of America, or any state, territory or possession of the United States of America then the following additional requirements shall be met: (A) such Person must be organized under, and governed by, the laws of Australia or a state or territory thereof, or of the United Kingdom, Denmark, Luxembourg or another member country of the European Union, and (B) such acquisition otherwise is in compliance with clause (vi) of Section 8.2.4 [Loans and Investments].”

(k) Section 8.2.14 [Changes in Organizational Documents; Changes in 2003 Senior Note Debt Documents; KI Holdings 2004 Notes] of the Credit Agreement is hereby amended by inserting at the end thereof a new Section 8.2.14.4 as follows:

“8.2.14.4. Changes in 2009 Senior Note Debt Documents; Prohibition on Repurchase or Prepayment. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, amend, modify, supplement or restate any of the

2009 Senior Note Debt Documents or waive compliance by any Person party thereto with any provision thereof without providing at least thirty (30) calendar days’ prior written notice to the Administrative Agent and, in the event such change could be adverse to the Lenders as reasonably determined by the Administrative Agent, obtaining the prior written consent of the Required Lenders. Without limiting the generality of the foregoing, the Administrative Agent may deem any such amendment, modification, supplement or restatement to be adverse if the covenants which relate to the Borrower and its Subsidiaries set forth in the terms and conditions of any such notes and related documents are more restrictive in any material respect than the covenants set forth in this Agreement.”

(l) Section 8.2.15 [Minimum Domestic Interest Coverage Ratio] of the Credit Agreement is hereby amended and restated as follows:

“8.2.15. Maximum Senior Secured Leverage Ratio.

The Loan Parties shall not at any time permit the Senior Secured Leverage Ratio, calculated as of the end of each fiscal quarter for the four fiscal quarters then ended, commencing with the quarter ended December 31, 2009 and each quarter thereafter, to exceed 2.75 to 1.00.”

(m) Section 8.2.17 [Maximum Leverage Ratio] of the Credit Agreement is hereby amended and restated as follows:

“8.2.17. Maximum Leverage Ratio.

The Loan Parties shall not at any time permit the Leverage Ratio, calculated as of the end of each fiscal quarter for the four fiscal quarters then ended, to exceed the ratio set forth below for the periods specified below:

Period	Ratio

12/31/2009 through 12/31/2011	4.50 to 1.00

3/31/2012 and thereafter	4.00 to 1.00.”

(n) Section 8.2.18 [Maximum Amount of Obligations] of the Credit Agreement is hereby deleted in its entirety and replaced with the words “Intentionally Omitted”.

(o) Section 8.3.1 [Quarterly Financial Statements] of the Credit Agreement is hereby amended and restated as follows:

“8.3.1. Quarterly Financial Statements.

As soon as available and in any event within forty-five (45) calendar days after the end of each of the first three fiscal quarters in each fiscal year, financial statements of KI Holdings, consisting of a consolidated balance sheet as of the end of such fiscal quarter and related consolidated statements of income and cash flows for the fiscal quarter then ended and the fiscal year through that date, which shall include in the notes thereto the condensed consolidating balance sheet and condensed consolidating statements of income and cash flows for the Borrower, all in reasonable detail and certified (subject to normal year-end audit adjustments) by the Chief Executive Officer, President, Chief Financial Officer, or Treasurer of the Borrower as having been prepared in accordance with GAAP, consistently applied, and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year. Simultaneously with the delivery of the financial statements referred to above, the Borrower shall also furnish to the Administrative Agent and the Lenders a report on environmental matters occurring during such fiscal quarter with such information and in form and scope satisfactory to the Administrative Agent.”

(p) Section 8.3.2 [Annual Financial Statements] of the Credit Agreement is hereby amended and restated as follows:

“8.3.2. Annual Financial Statements.

As soon as available and in any event within ninety (90) calendar days after the end of each fiscal year of the Borrower, financial statements of KI Holdings consisting of a consolidated balance sheet as of the end of such fiscal year, and related consolidated statements of income, stockholders’ equity and cash flows for the fiscal year then ended, which shall include in the notes thereto the condensed consolidating balance sheet and condensed consolidating statements of income and cash flows for the Borrower, all in reasonable detail and setting forth in comparative form the financial statements as of the end of and for the preceding fiscal year, and certified by independent certified public accountants of nationally recognized standing satisfactory to the Administrative Agent. The certificate or report of accountants shall be free of qualifications (other than any consistency qualification that may result from a change in the method used to prepare the financial statements as to which such accountants concur) and shall not indicate the occurrence or existence of any event, condition or contingency which would materially impair the prospect of payment or performance of any covenant, agreement or duty of any Loan Party under any of the Loan Documents. Simultaneously with the delivery of the financial statements referred to above, the Borrower shall also furnish to the Administrative Agent and the Lenders a report on environmental matters occurring during the fourth fiscal quarter of such year which contains such information and in form and scope satisfactory to the Administrative Agent.”

(q) Subsection (i) of Section 8.3.8 [Budgets, Forecasts, Other Reports and Information] of the Credit Agreement is hereby amended and restated as follows:

“(i) the annual budget, including a balance sheet, income statement and cash flow statement, and any forecasts or projections of the Borrower, to be supplied not later than sixty (60) days after the commencement of the fiscal year to which any of the foregoing may be applicable,”

(r) Section 9.1.13 [Change of Control] of the Credit Agreement is hereby amended and restated as follows:

“9.1.13. Change of Control.

(i) any person or group of persons (within the meaning of Sections 13(d) or 14(a) of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership of (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) 35% or more of the voting capital stock of KI Holdings, (ii) KI Holdings shall cease to own 100% of the outstanding capital stock of the Borrower, (iii) a “Change of Control” as defined in the 2009 Senior Note Indenture shall occur, or (iv) the Borrower shall cease to own 100% of the outstanding capital stock, member interests or partnership interests of any Loan Party except as permitted in this Agreement or following the consent of the Required Lenders;”

(s) Schedule 1.1(A) [Pricing Grid] to the Credit Agreement is hereby amended and restated in its entirety in the form attached hereto as Schedule 1.1(A).

(t) Exhibit 8.2.6 [Acquisition Compliance Certificate] of the Credit Agreement is hereby amended and restated in its entirety in the form attached hereto as Exhibit 8.2.6.

(u) Exhibit 8.3.3 [Quarterly Compliance Certificate] of the Credit Agreement is hereby amended and restated in its entirety in the form attached hereto as Exhibit 8.3.3.

3. Conditions Precedent. The Borrower, the Guarantors and the Lenders acknowledge that this First Amendment shall not be effective until each of the following conditions precedent has been satisfied (such date is referred to herein as the “Effective Date”):

(a) The Borrower, the Guarantors, the Lenders, and the Administrative Agent shall have executed and delivered this First Amendment to the Administrative Agent;

(b) KI Holdings shall have executed and delivered to the Administrative Agent a Guarantor Joinder and the other documents in the forms described in Section 7.1 [First Loans] of the Credit Agreement modified as appropriate to relate to KI Holdings;

(c) The 2009 Senior Notes shall have been issued in an amount sufficient to pay the principal, accrued interest and premium of all the outstanding 2004 Senior Notes upon redemption or purchase, and a portion of the proceeds of such issuance equal to such amount shall be deposited in a separate account at the Administrative Agent, from which account funds will be made available to the Borrower, at the Borrower’s request, (i) to redeem or purchase 2004 Senior Notes, or (ii) at such time as no 2004 Senior Notes remain outstanding, as otherwise directed by the Borrower. Each such request shall be accompanied by documentation reasonably satisfactory to the Administrative Agent to confirm such redemption or purchase or the absence of any outstanding 2004 Senior Notes, as the case may be;

(d) The Borrower shall have delivered to the Administrative Agent and the Lenders a final draft of the 2009 Senior Note Indenture and the other 2009 Senior Note Debt Documents, the terms and conditions of each of which, along with the capital structure of KI Holdings, the Borrower and the other Loan Parties after giving effect to the redemption of the 2004 Senior Notes and the issuance of the 2009 Senior Notes, shall be satisfactory to the Administrative Agent and each of PNC Capital Markets LLC and RBS Greenwich Capital, in their capacities a Co-Lead Arrangers, in each of their reasonable discretion. The executed 2009 Senior Note Indenture and the other 2009 Senior Note Debt Documents shall conform in all material respects to the final drafts delivered to the Administrative Agent;

(e) The Borrower shall have delivered to the Administrative Agent a closing certificate dated the Effective Date certifying to the accuracy of representations and warranties, compliance with covenants and conditions and absence of any Potential Default or Event of Default under the Credit Agreement;

(f) The Borrower shall have delivered to the Administrative Agent for the benefit of each Lender a certificate dated the Effective Date and signed by the Secretary or an Assistant Secretary of each of the Loan Parties, certifying as appropriate as to:

(i) all action taken by each Loan Party in connection with this First Amendment and the other Loan Documents;

(ii) the names of the officer or officers authorized to sign this First Amendment and the other Loan Documents and the true signatures of such officer or officers and specifying the Authorized Officers permitted to act on behalf of each Loan Party for purposes of this First Amendment and the true signatures of such officers, on which the Administrative Agent and each Lender may conclusively rely; and

(iii) copies of its organizational documents, including its certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, and limited liability company agreement as in effect on the date of this First Amendment certified by the appropriate state official where such documents are filed in a state office and/or the corporate secretary of other appropriate officer, together with certificates from the appropriate state officials (or on an interim basis, by a corporation service company acceptable to the Administrative Agent) as to the continued existence and good standing of each Loan Party in each state where organized and a bring-down certificate by facsimile dated the Effective Date;

(g) The Borrower shall have delivered to the Administrative Agent projected consolidated financial statements of the Borrower and its Subsidiaries for the period January 1, 2009 through December 31, 2013 derived from various assumptions of the Borrower’s management, including balance sheets, income statements and statements of cash flows and assumptions with respect thereto reasonably satisfactory to the Administrative Agent and the Lenders (the “First Amendment Financial Projections”), which First Amendment Financial Projections (i) represent a reasonable range of possible results in light of the history of the business, present and foreseeable conditions and the intentions of the Borrower’s management and (ii) accurately reflect the liabilities of the Borrower and its Subsidiaries upon consummation of the transactions contemplated hereby as of the date of this First Amendment;

(h) Since December 31, 2008, no Material Adverse Change shall have occurred with respect to the Borrower or any of the Guarantors;

(i) No default or event of default shall have occurred or will occur under the terms of any other agreement involving borrowed money or the extension of credit or any other Indebtedness under which any Loan Party or Subsidiary of any Loan Party may be obligated as a borrower or guarantor as a result of and after giving effect to the transactions contemplated by this First Amendment;

(j) The Borrower and the Guarantors shall have obtained all approvals and consents necessary to consummate the transactions contemplated by this First Amendment;

(k) The Borrower shall have delivered to the Administrative Agent an opinion of Borrower’s counsel dated the Effective Date as to the due authorization, execution and delivery, and enforceability of this First Amendment and such other matters as requested by the Administrative Agent, which opinion shall be in form and substance reasonably satisfactory to the Administrative Agent;

(l) The Borrower shall have paid to the Administrative Agent all fees required to be paid in connection with this Amendment, and the Borrower shall have reimbursed the Administrative Agent all fees and expenses, including without limitation, attorneys’ fees, for which the Administrative Agent is entitled to be reimbursed; and

(m) All legal details and proceedings in connection with the transactions contemplated by this First Amendment and all other Loan Documents to be delivered to the Lenders shall be in form and substance reasonably satisfactory to the Administrative Agent.

4. Release of Foreign Guarantors. The Loan Parties hereby represent and warrant that all the 2003 Senior Notes have been redeemed, and the Loan Parties are arranging for the 2003 Trustee to evidence the release of all Liens which secured the 2003 Senior Notes. The Administrative Agent hereby confirms that as a result of the redemption of all the 2003 Senior Notes, all Guarantors which are not formed under the laws of the United States or a state thereof, are released from their respective obligations under the Guaranty Agreement, and all Collateral granted to the Administrative Agent by such foreign Guarantors shall be released, subject to the provisions of Section 8.2.9 of the Credit Agreement.

5. Incorporation into Credit Agreement. This First Amendment shall be incorporated into the Credit Agreement by this reference.

6. Full Force and Effect. Except as expressly modified by this First Amendment, all of the terms, conditions, representations, warranties and covenants of the Credit Agreement and the other Loan Documents are true and correct and shall continue in full force and effect without modification, including without limitation, all liens and security interests securing the Borrower’s indebtedness to the Lenders and all Guaranty Agreements executed and delivered by the Guarantors.

7. Reimbursement of Expenses. The Borrower unconditionally agrees to pay and reimburse the Administrative Agent and save the Administrative Agent harmless against liability for the payment of reasonable out-of-pocket costs, expenses and disbursements, including without limitation, fees and expenses of counsel incurred by the Administrative Agent in connection with the development, preparation, execution, administration, interpretation or performance of this First Amendment and all other documents or instruments to be delivered in connection herewith.

8. Counterparts. This First Amendment may be executed by different parties hereto in any number of separate counterparts, each of which, when so executed and delivered shall be an original and all such counterparts shall together constitute one and the same instrument.

9. Entire Agreement. This First Amendment sets forth the entire agreement and understanding of the parties with respect to the transactions contemplated hereby and supersedes all prior understandings and agreements, whether written or oral, between the parties hereto relating to the subject matter hereof. No representation, promise, inducement or statement of intention has been made by any party which is not embodied in this First Amendment, and no party shall be bound by or liable for any alleged representation, promise, inducement or statement of intention not set forth herein.

10. Governing Law. This First Amendment shall be deemed to be a contract under the laws of the Commonwealth of Pennsylvania and for all purposes shall be governed by and construed and enforced in accordance with the internal laws of the Commonwealth of Pennsylvania without regard to its conflict of laws principles.

[SIGNATURE PAGES FOLLOW]

[SIGNATURE PAGE - FIRST AMENDMENT TO CREDIT AGREEMENT]

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Amendment as of the day and year first above written.

KOPPERS INC.

By:	/s/ Louann E. Tronsberg-Deihle
Name:	Louann E. Tronsberg-Deihle
Title:	Treasurer

[SIGNATURE PAGE - FIRST AMENDMENT TO CREDIT AGREEMENT]

KOPPERS HOLDINGS INC.

By:	/s/ Louann E. Tronsberg-Deihle
Name:	Louann E. Tronsberg-Deihle
Title:	Treasurer

[SIGNATURE PAGE - FIRST AMENDMENT TO CREDIT AGREEMENT]

WORLD-WIDE VENTURES CORPORATION

By:	/s/ Louann E. Tronsberg-Deihle
Name:	Louann E. Tronsberg-Deihle
Title:	Vice President

[SIGNATURE PAGE - FIRST AMENDMENT TO CREDIT AGREEMENT]

KOPPERS DELAWARE, INC.

By:	/s/ Louann E. Tronsberg-Deihle
Name:	Louann E. Tronsberg-Deihle
Title:	Treasurer

[SIGNATURE PAGE - FIRST AMENDMENT TO CREDIT AGREEMENT]

KOPPERS ASIA LLC

By:	/s/ Louann E. Tronsberg-Deihle
Name:	Louann E. Tronsberg-Deihle
Title:	Treasurer

[SIGNATURE PAGE - FIRST AMENDMENT TO CREDIT AGREEMENT]

KOPPERS CONCRETE PRODUCTS, INC.

By:	/s/ Brian H. McCurrie
Name:	Brian H. McCurrie
Title:	Treasurer

[SIGNATURE PAGE - FIRST AMENDMENT TO CREDIT AGREEMENT]

CONCRETE PARTNERS, INC.

By:	/s/ Brian H. McCurrie
Name:	Brian H. McCurrie
Title:	Treasurer

[SIGNATURE PAGE - FIRST AMENDMENT TO CREDIT AGREEMENT]

PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent and as Lender, for itself and as successor to National City Bank

By:	/s/ Tracy J. Deloch
Name:	Tracy J. Deloch
Title:	Vice President

[SIGNATURE PAGE - FIRST AMENDMENT TO CREDIT AGREEMENT]

CITIZENS BANK OF PENNSYLVANIA, individually and as Syndication Agent

By:	/s/ Philip R. Medsger
Name:	Philip R. Medsger
Title:	Vice President

[SIGNATURE PAGE - FIRST AMENDMENT TO CREDIT AGREEMENT]

BANK OF AMERICA, N.A., individually and as Documentation Agent

By:	/s/ Irene Bertozzi Bartenstein
Name:	Irene Bertozzi Bartenstein
Title:	Senior Vice President

[SIGNATURE PAGE - FIRST AMENDMENT TO CREDIT AGREEMENT]

FIRST COMMONWEALTH BANK, individually and as Syndication Agent

By:	/s/ C. Forrest Tefft
Name:	C. Forrest Tefft
Title:	Senior Vice President

[SIGNATURE PAGE - FIRST AMENDMENT TO CREDIT AGREEMENT]

WELLS FARGO BANK, N.A., individually and as Syndication Agent

By:	/s/ J. Barrett Donovan
Name:	J. Barrett Donovan
Title:	Vice President

[SIGNATURE PAGE - FIRST AMENDMENT TO CREDIT AGREEMENT]

FIFTH THIRD BANK

By:	/s/ Jim Janovsky
Name:	Jim Janovsky
Title:	Vice President

[SIGNATURE PAGE - FIRST AMENDMENT TO CREDIT AGREEMENT]

FIRSTMERIT BANK, N.A.

By:	/s/ Robert G. Mortan
Name:	Robert G. Mortan
Title:	Senior Vice President

[SIGNATURE PAGE - FIRST AMENDMENT TO CREDIT AGREEMENT]

FIRST NATIONAL BANK OF PENNSYLVANIA

By:	/s/ John L. Hayes
Name:	John L. Hayes
Title:	Senior Vice President

[SIGNATURE PAGE - FIRST AMENDMENT TO CREDIT AGREEMENT]

TRISTATE CAPITAL BANK

By:	/s/ Paul J. Oris
Name:	Paul J. Oris
Title:	Senior Vice President

SCHEDULE 1.1(A)

PRICING GRID

Level	Senior Secured Leverage Ratio	Base Rate Spread	Euro Rate Spread	Letter of Credit Fee
I	Greater than 1.5 to. 1.0	2.00%	3.00%	3.00%
II	Greater than 1.0 to 1.0 but less than or equal to 1.5 to 1.00	1.75%	2.75%	2.75%
III	Greater than 0.5 to 1.0 but less than or equal to 1.0 to 1.0	1.50%	2.50%	2.50%
IV	Less than or equal to 0.5 to 1.0	1.25%	2.25%	2.25%

For purposes of determining the Applicable Margin and Letter of Credit Fee:

(a) The Applicable Margin and Letter of Credit Fee shall be set at Level IV as of the effective date of the First Amendment.

(b) Beginning with the fiscal quarter ending December 31, 2009, the Applicable Margin and Letter of Credit Fee shall be recomputed as of the end of each fiscal quarter based on the Senior Secured Leverage Ratio as of such quarter end. Any increase or decrease in the Applicable Margin and Letter of Credit Fee computed as of a fiscal quarter end shall be effective on the date on which the Compliance Certificate evidencing such computation is due to be delivered under Section 8.3.3.

EXHIBIT 8.2.6

ACQUISITION COMPLIANCE CERTIFICATE

[attached]

EXHIBIT 8.3.3

QUARTERLY COMPLIANCE CERTIFICATE

[attached]

EXHIBIT 8.3.3

QUARTERLY COMPLIANCE CERTIFICATE

                                    , 20

PNC Bank, National Association, as Administrative Agent

249 Fifth Avenue

Pittsburgh, Pennsylvania 15222-2707

Ladies and Gentlemen:

I refer to the Amended and Restated Credit Agreement dated as of October 31, 2008 (as the same may from time to time be amended, restated, supplemented or otherwise modified, the “Credit Agreement”), by and among KOPPERS INC., a Pennsylvania corporation (the “Borrower”), each of the Guarantors party thereto, the Lenders party thereto, and PNC Bank, National Association, as the Administrative Agent (the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement are used herein with the same meanings.

I,                                     , [President/Chief Executive Officer/Chief Financial Officer/Treasurer] of the Borrower, do hereby certify on behalf of the Borrower and each of its Subsidiaries as of the [quarter/year] ended                                     , 20     (the “Report Date”), as follows:

1.	Maximum Leverage Ratio (Section 8.2.17). The Leverage Ratio is (from item (1)(C) below), calculated as of the Report Date for the four fiscal quarters ended as of the Report Date, is to 1.0, which does not exceed the ratio set forth below for the period specified in Table I below:

TABLE I
Period	Ratio
12/31/2009 through 12/31/2011	4.50 to 1.0
3/31/2012 and thereafter	4.00 to 1.0

(A)	the numerator of the Leverage Ratio is calculated as follows:

(i)	Total Debt	$

PNC Bank, National Association,

as Administrative Agent

                                    , 20

(ii)	cash and Cash Equivalents of the Borrower and its Consolidated Subsidiaries in excess of $5,000,000	$

(iii)	item (1)(A)(i) minus item (1)(A)(ii) equals the numerator of the Leverage Ratio	$

(B)	Consolidated EBITDA, the denominator of the Leverage Ratio, is calculated as follows:

(i)	net income	$

(ii)	depreciation	$

(iii)	depletion	$

(iv)	amortization	$

(v)	other non-recurring, non-cash charges to net income	$

(vi)	losses on the sale of assets outside the ordinary course of business	$

(vii)	interest expense	$

(viii)	income tax expense	$

(ix)	cash dividends received from Affiliates to the extent not included in determining Consolidated Net Income	$

(x)	equity losses of Affiliates (other than Consolidated Subsidiaries) to the extent included in determining Consolidated Net Income	$

(xi)	non-recurring, cash and non-charges to net income in aggregate cumulative amount not greater than $10,000,000 related to discontinuation or sale of business operations of the Borrower and its Subsidiaries	$

(xii)	non-recurring, non-cash credits to net income	$

PNC Bank, National Association,

as Administrative Agent

                                    , 20

(xiii)	gains on the sale of assets outside the ordinary course of business	$

(xiv)	equity earnings of Affiliates (other than Consolidated Subsidiaries) to the extent included in determining Consolidated Net Income	$

(xv)	the sum of items (1)(B)(i) through (1)(B)(xi) minus (the sum of items (1)(B)(xii) through (1)(B)(xiv)) equals Consolidated EBITDA, the denominator of the Leverage Ratio	$

(C)	item (1)(A)(iii) divided by item (1)(B)(xv) equals the Leverage Ratio ______ to 1.0

2.	Maximum Senior Secured Leverage Ratio (Section 8.2.15). The Senior Secured Leverage Ratio is (from item (2)(C) below), which does not exceed the permitted ratio of 2.75 to 1.00:

(A)	the numerator of the Senior Secured Leverage Ratio is calculated as follows:

(i)	Total Debt minus cash and Cash Equivalents in excess of $5,000,000 (insert amount from item 1(A)(iii) above)	$

(ii)	total unsecured Indebtedness for Borrowed Money of the Borrower and its Subsidiaries, determined and consolidated in accordance with GAAP (but excluding any unsecured Indebtedness for Borrowed Money of Koppers China, Koppers Mauritius and their respective subsidiaries), including the Indebtedness evidenced by the 2009 Senior Notes	$

(iii)	item (2)(A)(i) minus item (2)(A)(ii) equals the numerator of the Senior Secured Leverage Ratio	$

(B) Consolidated EBITDA (insert amount from item 1(B)(xvi) above), the denominator of the Leverage Ratio	$

PNC Bank, National Association,

as Administrative Agent

                                    , 20

(C)	item (2)(A)(iii) divided by item (2)(B) equals the Senior Secured Leverage Ratio	to 1.0

3.	Minimum Fixed Charge Coverage Ratio (Section 8.2.16). The Fixed Charge Coverage Ratio, calculated as of the Report Date for the four fiscal quarters ended as of the Report Date, is (from item (3)(C) below), which is not less than the permitted ratio of 1.1 to 1.0.

(A)	(i)	Consolidated EBITDA from item (1)(B)(xv)	$

	(i)	capital expenditures of the Borrower and its Subsidiaries	$

	(ii)	cash taxes of the Borrower and its Subsidiaries	$

	(iii)	item (3)(A)(i) minus item (3)(A)(ii) minus item (3)(A)(iii) equals the numerator of the Fixed Charge Coverage Ratio	$

(B)	(i)	interest expense	$

	(i)	contractual principal installments on Indebtedness	$

	(ii)	contractual principal payments on capitalized leases	$

	(iii)	dividends and distributions made by the Borrower (excluding (i) dividends and distributions made by the Borrower to KI Holdings which are used to redeem the 2004 Senior Notes or to repurchase outstanding capital stock of KI Holdings, to the extent permitted under Section 8.2.5 of the Credit Agreement, (ii) amounts written off in accordance with GAAP for deferred financing costs related to redemption of the 2003 Senior Notes and (iii) premium payments incurred in connection with the redemption of the 2003 Senior Notes)	$

	(iv)	sum of items (3)(B)(i) through (3)(B)(iv) equals the denominator of the Fixed Charge Coverage Ratio	$

PNC Bank, National Association,

as Administrative Agent

                                    , 20

(C)	item (3)(A)(iv) divided by item (3)(B)(v) equals the Fixed Charge Coverage Ratio	to 1.0

4.	Computation of Applicable Margins and Commitment Fees (Schedule 1.1 (A)). Beginning with the fiscal quarter ending December 31, 2009, the Applicable Margin and Letter of Credit Fee shall be recomputed as of the end of each fiscal quarter based on the Senior Secured Leverage Ratio as of such quarter end.

(A)	The Senior Secured Leverage Ratio, as calculated in item (2)(C), above		to 1.0

(B)	Pursuant to Table II, below, and the Leverage Ratio set forth above, the Level, Letter of Credit Fee and Applicable Margins are as follows:

	(i)	Level		%

	(ii)	Letter of Credit Fee		%

	(iii)	Revolving Credit Euro-Rate Spread		%

	(iv)	Revolving Credit Base Rate Spread		%

TABLE II

Level	Senior Secured Leverage Ratio	Base Rate Spread	Euro Rate Spread	Letter of Credit Fee
I	Greater than 1.5 to. 1.0	2.00%	3.00%	3.00%
II	Greater than 1.0 to 1.0 but less than or equal to 1.5 to 1.00	1.75%	2.75%	2.75%
III	Greater than 0.5 to 1.0 but less than or equal to 1.0 to 1.0	1.50%	2.50%	2.50%
IV	Less than or equal to 0.5 to 1.0	1.25%	2.25%	2.25%

5.	Indebtedness (Section 8.2.1).

(A)	As of the Report Date, the aggregate amount of all Indebtedness under any Lender-Provided Treasury Arrangement or other cash management arrangement approved by the Administrative Agent is $ , which is not greater than $20,000,000.

PNC Bank, National Association,

as Administrative Agent

                                    , 20

(B)	As of the Report Date, the aggregate amount of Indebtedness secured by Purchase Money Security Interests, Indebtedness evidenced by capitalized leases and other Indebtedness for Borrowed Money, including without limitation, Indebtedness assumed in connection with Permitted Acquisitions (excluding any Indebtedness described in Schedule 8.2.1) is $ , which does not exceed $25,000,000.

6.	Loans and Investments (Section 8.2.4).

(A)	The aggregate amount of loans, advances and investments not existing as of the Closing Date in wholly-owned Subsidiaries of the Borrower organized under the laws of Australia or a state or territory thereof or the United Kingdom, Denmark, Luxembourg or another member country of the European Union is $ , which amount does not exceed $50,000,000.

(B)	The aggregate amount of loans, advances and investments not existing as of the Closing Date in subsidiaries of the Borrower organized under the laws of a jurisdiction other than those listed in item (6)(A), above, is $ , which amount does not exceed $25,000,000.

7.	Restricted Payments (Section 8.2.5). Prior to and after giving effect to any such dividend or distribution used to purchase outstanding capital stock of KI Holdings:

(A)	The Undrawn Availability is $ , which is at least $35,000,000; and

(B)	The Senior Secured Leverage Ratio on a pro forma basis after giving effect to such dividend or distribution is to 1.0 which is less than 2.0 to 1.0.

(C)	At any such time from the Closing Date through the date of this Certificate, Borrower has made dividends or distributions to KI Holdings which were used to repurchase in value (at the time of purchase) of shares of the outstanding capital stock of KI Holdings, which amount does not exceed $55,000,000.

8.	As of the date hereof, the Loan Parties have performed and complied with all covenants and conditions of the Credit Agreement; all of the representations and warranties of the Borrower contained in Section 6 of the Credit Agreement and in the other Loan Documents are true on and as of the date hereof with the same effect as though such representations and warranties had been made on the date

PNC Bank, National Association,

as Administrative Agent

                                    , 20

hereof (except representations and warranties which expressly relate solely to an earlier date or time, which representations and warranties shall be true and correct on and as of the specific dates or times referred to therein); no Event of Default or Potential Default exists and is continuing.

[SIGNATURE PAGE FOLLOWS]

[SIGNATURE PAGE 1 OF 1 TO QUARTERLY COMPLIANCE CERTIFICATE]

IN WITNESS WHEREOF, the undersigned has executed this Certificate this          day of                                     , 20    .

KOPPERS INC.

By:	(SEAL)
Name:
Title:	[President/Chief Executive Officer/Chief Financial Officer/Treasurer]